SUB-ITEM 77K: Changes in Registrants Certifying
Accountant

KPMG LLP (KPMG), the previous independent registered public accounting firm of the State
Street
Variable Insurance Series Funds, Inc. (formerly known as GE Investments Funds, Inc.) (the Company), resigned as of June 30, 2016. On September 9, 2016, the Board of Directors of the Company, upon the recommendation of the Audit Committee, appointed
Ernst & Young LLP (EY) as the Companys
independent registered public accounting firm. The previous reports issued by KPMG on the Companys financial statements for the fiscal years ended
December 31, 2014 and December 31, 2015, contained no adverse opinion or disclaimer of opinion nor were they qualified or modified as to uncertainty, audit scope or accounting principles. During the Companys fiscal years ended December 31, 2014 and December
31, 2015 and through the period ended June 30, 2016, (i) there were no disagreements with KPMG on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of KPMG, would have caused it to make reference to the subject matter of the disagreements in connection with its reports on the financial statements for such years or periods; and (ii) there were no reportable events of the kind described in
Item 304(a)(1)(v) of Regulation S-K under the
Securities Exchange Act of 1934, as amended. As indicated above, the Board of Directors has appointed EY as the independent registered public accounting firm to audit the Companys financial statements for the fiscal year ended December 31, 2016.
During the Companys fiscal years ended December 31, 2014 and December 31, 2015 and through
September 9, 2016, neither the Company nor anyone on its behalf has consulted EY on items which: (i) concerned the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Companys financial statements or
(ii) concerned the subject of a disagreement (as defined in paragraph (a)(1)(iv) of Item 304 of Regulations
S-K) or reportable events (as described in paragraph (a)(1)(v) of said Item 304).